UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2026

Q/C Technologies, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36268	22-2983783
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

333 Bush Street, Suite 1400
San Francisco, CA	94104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (856) 848-8698

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	QCLS	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement.

Yossef Ehrlichman Employment Agreement

The information set forth in Item 5.02 of this Current Report regarding the First Amendment and Original Agreement (as defined in Item 5.02, below) is incorporated by reference into this Item 1.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Yossef Ehrlichman as Chief Technology Officer

On September 14, 2026, Yossef Ehrlichman was appointed Chief Technology Officer (the “CTO”) of Q/C Technologies, Inc. (the “Company”). Dr. Ehrlichman, 49 years old, is a pioneering photonics scientist and engineering leader whose work spans nearly two decades at the intersection of digital information and light. An early contributor to optical digital-to-analog conversion, he has co-invented patented optical devices and contributed to silicon photonics and integrated laser technology. Across senior roles at Axalume (Senior Member of Technical Staff from April 2018 to December 2024), Raytheon (Senior Principal Engineer from December 2024 to September 2025) and Bascom Hunter Technologies (Senior Photonics Engineer from September 2025 to August 2026), he has carried designs through chip architecture, foundry fabrication, packaging and high-speed testing. Since August 1, 2026, Dr. Ehrlichman has served as Founding Manager of Photonic Integrated Circuit (“PIC”) Development of the Company. Now CTO of the Company, he leads optical processor development with a powerful combination of original scientific insight and hands-on engineering experience—credentials that make him a formidable leader for turning optical computing into working hardware. Dr. Ehrlichman holds a Ph.D. and an M.Sc. in Electrical Engineering from Tel Aviv University and an MBA from the Technion – Israel Institute of Technology.

On September 14, 2026, the Company and Dr. Ehrlichman entered into a First Amendment (the “First Amendment”) to the employment agreement, dated August 1, 2026, by and between the Company and Dr. Ehrlichman (the “Original Agreement” and, together with the First Amendment, the “Employment Agreement”). The First Amendment amends the Original Agreement to (i) change his title from Founding Manager of PIC Development to CTO and (ii) increase his annual base salary from $260,000 to $275,000. The Employment Agreement provides for (x) a restricted stock award grant, subject to stockholder approval of an increase in shares reserved under the Company’s long-term incentive plan, with a grant date fair market value of $250,000, vesting in three equal installments on the annual anniversaries of the grant date provided that Dr. Ehrlichman continues to remain employed through the applicable vesting date; (y) at-will employment with 30 days’ advance written notice (the “Notice Period”) for termination by either party; and (z) customary confidentiality, non-solicitation and non-recruitment (six months post-termination), mutual non-disparagement, and invention assignment provisions. Unless the Company terminates the Employment Agreement immediately and without notice for Cause (as defined in the Original Agreement), the Company will pay Dr. Ehrlichman an amount equal to his base salary through the end of the Notice Period. Upon any termination, the Company will pay Dr. Ehrlichman for any unpaid base salary accrued through the date of termination and any unreimbursed expenses. The Employment Agreement is governed by New York law.

There is no arrangement or understanding between Dr. Ehrlichman and any other person pursuant to which he was appointed as CTO. There are no family relationships between Dr. Ehrlichman and any director or executive officer of the Company. Dr. Ehrlichman has no transaction reportable under Item 404(a) of Regulation S-K.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the First Amendment and the Original Agreement, copies of which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report and are incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On September 15, 2026, the Company issued a press release announcing the appointment of Dr. Ehrlichman as CTO. A copy of the press release is furnished as Exhibit 99.1 to this Current Report.

The information in Item 7.01 of this Current Report, including Exhibit 99.1, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	First Amendment to Employment Agreement, dated September 14, 2026, by and between Q/C Technologies, Inc. and Yossef Ehrlichman.

10.2	Employment Agreement, dated August 1, 2026, by and between Q/C Technologies, Inc. and Yossef Ehrlichman.

99.1	Press Release, dated September 15, 2026, issued by Q/C Technologies, Inc.

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Q/C TECHNOLOGIES, INC.

Date: September 18, 2026	By:	/s/ Joshua Silverman
	Name:	Joshua Silverman
	Title:	Executive Chairman